Exhibit 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS AUGUST SALES

ANNOUNCES PARTICIPATION AT ROTH CAPITAL PARTNERS AND THOMAS WEISEL PARTNERS CONFERENCES

-- Comparable store sales increase 8.1% --

HOUSTON, TX, September 2, 2004 - Stage Stores, Inc. (Nasdaq: STGS) today reported that total sales for the four-week period ended August 28, 2004 increased 47.8% to $105.7 million from $71.5 million in the prior year four-week period ended August 30, 2003. Comparable store sales increased 8.1% versus a decrease of 5.7% last year. The Company noted that total sales include sales for the Peebles stores in the current year's results only, while comparable store sales include comparable store sales for the Peebles stores in both years. The Company also noted that the current year's comparable store sales benefited from the calendar shift in the Texas sales tax holiday weekend from the July period last year to the August period this year.

The Company further reported that almost all of its categories of business had comparable store sales increases during August, with the only major category exceptions being cosmetics and home & gifts. Leading the way with double digit comparable store sales increases during the month were children's (+16.3%), footwear (+13.4%), special sizes (+11.4%), men's (+10.6%) and dresses (+10.2%).

--more--

Stage Stores Reports August Sales

Page - 2

SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
Fiscal Period	% Increase (Decrease)		($ in Millions)
	2004	2003*	2004	2003
1st Quarter	4.5%	(6.8)%	$289.7	$198.0
2nd Quarter	(3.2)	(2.4)	279.9	207.7
August	8.1	(5.7)	105.7	71.5
Year-To-Date	1.7	(4.7)	675.3	477.2

*2003 actual results are restated to include Peebles' comparable store sales.

Store Activity

On August 14th, the Company closed its Peebles store in Bowie, MD. On September 16th, the Company plans to open a new Peebles store in Bradford, PA.

Upcoming Conference Presentations

The Company announced today that management will make a presentation at the Roth Capital Partners New York Conference on Tuesday, September 14th at 11:00 a.m. Eastern Time. The conference is being held at the St. Regis Hotel in New York, NY.

The Company also announced today that management will make a presentation at the Thomas Weisel Partners Consumer Conference on Monday, September 27th at 8:00 a.m. Eastern Time. The conference is being held at the Mandarin Oriental Hotel in New York, NY.

A live webcast of management's presentation at each conference will be available. To access the webcast, log on to the Company's web site at www.stagestoresinc.com at the appropriate date and time, and then click on Investor Relations, then Webcasts, then the webcast link. A replay of each presentation will be available for 30 days following the conclusion of each conference.

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 515 stores located in 27 states. The Company operates under the Stage, Bealls and Palais Royal names throughout the South Central states, and under the Peebles name throughout the Mid-Atlantic, Southeastern and Midwestern states. For more information about Stage Stores, visit the Company's web site at www.stagestoresinc.com.

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